Exhibit 10.2
Stamford Industrial Group, Inc.
One Landmark Square
Stamford, Connecticut 06901

August 26, 2009

Mr. Jonathan LaBarre
53 Elizabeth Drive
Southington CT 06489

Re:           Employment Agreement

Dear Mr. LaBarre:

Reference is made to the Employment Agreement dated as of December 1, 2006, between Stamford Industrial Group, Inc. (the “Company”) and you (the “Original Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Original Agreement.

WHEREAS, the Board of Directors of the Company has determined that in recognition of the challenges facing the Company at this time, appropriate steps should be taken to reinforce and encourage your continued employment with the Company by providing you with the severance benefits set forth herein in the event your employment with the Company is terminated without cause pursuant to Section 7(c) of the Original Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this letter agreement, the Company and you hereby agree as follows:

The Original Agreement is hereby amended, effective as of August 26, 2009, as follows:

1.           The Term of the Original Agreement is hereby amended and shall hereinafter continue (i) subject to termination without cause at any time by the Company or the Employee, immediately upon written notice to the other party, or (ii) until otherwise terminated pursuant to Section 7 of the Original Agreement.

2.           Section 1 of the Original Agreement is hereby amended by deleting from the first sentence thereof the words “on the third anniversary of Commencement Date (the “Term”), subject to earlier termination as provided herein” and replacing such words with these words:  “until the termination of employment” as provided herein (the “Term”)”.

3.           Section 7(d) of the Original Agreement is hereby deleted in its entirety.

4.           In the event of the termination by the Company of the Employee’s employment without cause pursuant to Section 7(c) of the Original Agreement, the Employee shall be paid the Severance Payment which shall be equal to (i) six months of Base Compensation payable in one lump sum, and (ii) six months of health benefits coverage comparable to the benefits the Company has in effect for its senior executive officers on the effective date of any such termination or at the option of the Employee or the Company, the equivalent cost to the Company of such six months of coverage payable in one lump sum.  The Severance Period shall be six months from the effective date of such termination.

5.           The Company’s obligation to make the Severance Payment in the event of the termination by the Company of the Employee’s employment without cause, shall be subject to the Employee: (a) observing the covenants set forth in Section 5(d) (Non-Competition) and Section 5(e) (Non-solicitation) of the Original Agreement during the Severance Period; (b) making himself reasonably available to and cooperating with the Company at reasonable times during any such Severance Period to assist with transition issues, or in defending any claims asserted against the Company with respect to which the Employee has material knowledge or information; and (c) entering into a customary separation agreement (the “Separation Agreement”) with the Company, providing for, among other things, a release of any and all claims the Employee may have against the Company and a non-disparagement covenant.  The Company shall cover reasonable out of pocket expenses incurred by the Employee pursuant to Section 5(b) in accordance with its customary reimbursement policies and practices. The Severance Payment is due and payable immediately upon the expiration, without exercise, of any revocation provision of the Separation Agreement.

6.           For avoidance of doubt:  The provisions of Section 5(a) (Confidentiality), Section 5(d) (Non-Competition), Section 5(e) (Non-solicitation), Section 5(f) (Non-Disparagement) and 6 (Remedies) shall survive the end of the Term and remain in full force and effect as provided in the Original Agreement and the terms hereof, it being understood that the phrase  “termination of this Agreement” or any similar phrase used in the aforesaid sections of the Original Agreement shall mean (i) the date of termination pursuant to paragraph 1 hereof or (ii) any termination date pursuant to termination in accordance with the provisions of Sections 7(a), (b), (c) and (e) of the Original Agreement.

7.           Section 5(d) of the Original Agreement is hereby amended by adding the following sentence:

“For the purposes of this Section 5(d), the phrase “any business competitive with or substantially similar to that engaged in by the Company” shall mean any business acquired by the Company during the Term or engaged in by the Company and its subsidiaries during the Term including the manufacture of steel counter-weights and structural weldments that are incorporated into a variety of industrial equipment, including aerial work platforms, cranes, elevators and material handling equipment.”

8.           The Original Agreement shall continue in full force and effect, except as amended herein.

[signature page follows]

Kindly sign where indicated below to confirm your agreement with the forgoing and return the signed copy of this letter to me.

Very truly yours,

STAMFORD INDUSTRIAL GROUP, INC.

By: /s/ Warren B. Kanders
Warren B. Kanders,
Non-Executive Chairman of theBoard of Directors

Confirmed and Agreed:

/s/ Jonathan LaBarre
Jonathan LaBarre